Exhibit 99.01

UPDATED NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS OF MONEYGRAM INTERNATIONAL, INC.

March 31, 2008

On February 8, 2008, Fiduciary Counselors Inc. (“Fiduciary”) was appointed as the independent fiduciary of the MoneyGram International, Inc. Stock Fund (the “Fund”) in the MoneyGram International, Inc. 401(k) Plan (the “Plan”) to ensure that decisions regarding the common stock, $0.01 par value per share, of MoneyGram International, Inc. (“Common Stock”) held by the Plan are made solely in the interests of Plan participants and beneficiaries and to avoid any real or perceived conflict of interest in connection with these decisions.

As of March 14, 2008, Fiduciary determined that permitting participants to make new investments in the Fund was no longer consistent with the Employee Retirement Income Security Act of 1974. Fiduciary made this decision due to the uncertainty about the contemplated recapitalization of MoneyGram International, Inc. (the “Company”) and the Company’s announcement that it would not be able to file its Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”) with the United States Securities and Exchange Commission (the “SEC”) until the completion of such recapitalization (the “Recapitalization”), as more particularly described in Amendment No. 1 to Form 12b-25, which the Company filed with the SEC on March 13, 2008.

As a result, commencing on March 14, 2008, new investment transfers into Common Stock through the Fund by participants in the Plan were suspended. However, participants continued to be allowed to make all other Plan transactions, including distributions, loans and transfers out of the Fund.

On March 19, 2008, you received a notice from the Company advising you that you were prohibited from purchasing, selling or otherwise acquiring or transferring any of the Common Stock or exercising any stock options during a blackout period with respect to you (“Blackout Period”). The notice indicated that the beginning date of the Blackout Period was March 14, 2008 and that the ending date was then not known. The notice indicated that the Company’s directors and executive officers would be promptly notified of the ending date of the Blackout Period. The notice was attached as an exhibit to a Current Report on Form 8-K filed by the Company with the SEC on March 19, 2008.

On March 25, 2008, the Recapitalization was completed and the Company filed its 2007 Form 10-K with the SEC. As of March 27, 2008, Fiduciary determined that it was acceptable to reopen the Fund to new investment transfers effective March 31, 2008 (the “Fiduciary Determination”).

The purpose of this updated notice is to inform you that the Blackout Period will end on March 31, 2008.

If you have any questions regarding this updated notice, please contact Teresa H. Johnson, Secretary, at MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416 or by telephone at (952) 591-3000.